EX 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Investment Trust of our report dated May 7, 2021, relating to the financial statements and financial highlights, which appears in John Hancock Diversified Real Assets Fund’s Annual Report on Form N-CSR for the year ended March 31, 2021. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Policy Regarding Disclosure of Portfolio Holdings" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 27, 2021